Contact: J. Marc Lewis, Vice President—Investor Relations 305-406-1815 305-406-1886 fax marc.lewis@mastec.com	800 S. Douglas Road, 12th Floor Coral Gables, Florida 33134 Tel: 305-599-1800 Fax: 305-406-1960 www.mastec.com
For Immediate Release
MasTec’s Second Quarter Income from Continuing
Operations Grew 31% on 11% Increase in Revenue
Coral Gables, FL (August 1, 2007) — MasTec, Inc. (NYSE: MTZ) today announced that for the quarter ended June 30, 2007, income from continuing operations was $16 million, or $0.24 earnings per diluted share, on revenue of $256 million. This compares with income from continuing operations of $12 million, or $0.19 per diluted share, on revenue of $231 million in the prior year quarter.
A number of other financial measures have also improved this quarter. The most significant was income from continuing operations increasing to 6.3% of revenue for the quarter, an improvement over 5.3% in the same quarter last year. Cash and liquidity both improved, with quarter-end balances of $119 and $139 million, respectively. We define liquidity as availability under our credit facility plus unrestricted bank cash. Cash collections, as measured by accounts receivable days sales outstanding, or DSOs, improved again this quarter, down to 59 days, the best in the Company’s recent history.
Jose R. Mas, MasTec’s President and Chief Executive Officer, commented, “We are pleased with our progress in 2007. While our operating margins are at their highest level in years, we are far from satisfied. We will continue focusing on margin improvement and growth as we position the Company to take advantage of the opportunities in the markets we serve.”
In addition, MasTec narrowed the range for its full year 2007 guidance. The Company still expects revenue to be in the range of $1.04 to $1.06 billion, but has now announced that it expects earnings per share from continuing operations to be between $0.84 and $0.90 per share.
Management will hold a conference call to discuss results of operations for the quarter ended June 30, 2007 on Thursday, August 2, 2007 at 10:00 a.m. Eastern time. The call-in number for the conference call is (913) 312-1301 and the replay number is (719) 457-0820, with a pass code of 7818149. The replay will run for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the investor relations section of the Company’s website at www.mastec.com.

Summary financials are as follows:
Condensed Unaudited Consolidated Statements of Operations
(In thousands, except per share amounts)

	For the Three Months Ended
	June 30,
	2007	2006
Revenue	$256,284	$230,516
Costs of revenue, excluding depreciation	213,327	196,718
Depreciation	4,082	3,456
General and administrative expenses, including non-cash stock compensation expense of $1,500 in 2007 and $2,043 in 2006	20,234	16,994
Interest expense, net of interest income	2,120	2,362
Other income, net	573	1,634

Income from continuing operations before minority interest	17,094	12,620
Minority interest	(1,035)	(323)

Income from continuing operations	16,059	12,297

Loss from discontinued operations	(158)	(35,954)

Net income (loss)	$15,901	$(23,657)

Basic net income (loss) per share:
Continuing operations	$0.24	$0.19
Discontinued operations	(0.00)	(0.56)

Total basic net income (loss) per share	$0.24	$(0.37)

Basic weighted average common shares outstanding	65,854	64,752

Diluted net income (loss) per share:
Continuing operations	$0.24	$0.19
Discontinued operations	(0.00)	(0.54)

Total diluted net income (loss) per share	$0.24	$(0.36)

Diluted weighted average common shares outstanding	67,431	66,463

Condensed Consolidated Balance Sheets
(In thousands)

	June 30,
	2007 (Unaudited)	December 31, 2006

Assets
Total current assets	$342,464	$339,920
Property and equipment, net	71,749	61,212
Goodwill	181,013	151,600
Deferred taxes, net	52,652	49,317
Other assets	27,448	43,405
Long-term assets held for sale	—	659
Total assets	$675,326	$646,113

Liabilities and Shareholders’ Equity
Current liabilities	$148,162	$175,878
Other liabilities	34,364	36,521
Long-term debt	160,780	128,407
Long-term liabilities related to assets held for sale	—	596
Total shareholders’ equity	332,020	304,711

Total liabilities and shareholders’ equity	$675,326	$646,113

Condensed Unaudited Consolidated Statements of Cash Flows
(In thousands)

	For the Six Months
	Ended June 30,
	2007	2006
Net cash provided by operating activities	$27,255	$10,392
Net cash used in investing activities	(24,046)	(30,771)
Net cash provided by financing activities	27,199	80,858

Net increase in cash and cash equivalents	30,408	60,479
Net effect of currency translation on cash	9	52
Cash and cash equivalents — beginning of period	89,046	2,024

Cash and cash equivalents — end of period	$119,463	$62,555

MasTec is a leading specialty contractor operating mainly throughout the United States across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of communication and utility infrastructure systems. The Company’s corporate website is located at www.mastec.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including that our revenue and earnings per share may differ from that projected, that we may be impacted by business and economic conditions affecting our customers, material changes in estimates for legal costs or case settlements, the highly competitive nature of our industry, dependence on a limited number of customers, the ability of our customers to terminate or reduce the amount of work, or in some cases prices paid for services under many of our contracts, the adequacy of our insurance and other reserves and allowances for doubtful accounts, restrictions imposed by our credit facility and senior notes, the outcome of our plans for future operations, growth, and services, including backlog and acquisitions , as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.
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